Exhibit 10.16

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into effective as of September 27, 2021 (the “Effective Date”), by and between S&W Seed Company (the “Company”) and Mark Wong (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

Whereas, the Executive serves as the Company’s President and Chief Executive Officer;

Whereas, the Parties previously entered into and operated under the terms of that certain Employment Agreement dated as of June 19, 2017 (the “Prior Agreement”);

Whereas, the Company desires for Executive to continue to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services, as set forth in this Agreement; and

Whereas, the Company and Executive desire to amend and restate the Prior Agreement such that this Agreement provides all of the terms and conditions of Executive’s continued employment with the Company as of the Effective Date.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

Agreement

1.	Employment.

1.1Term.  This Agreement is effective as of the Effective Date and shall continue until terminated in accordance with Section 5 below.

1.2Title.  Executive shall serve as the Company’s President and Chief Executive Officer (“CEO”) and shall serve in such other capacity or capacities as the Board of Directors of the Company (the “Board”) may from time to time prescribe, but only as consistent with the customary duties of a CEO.

1.3Duties.  Executive shall report solely and directly to the Board and shall do and perform all reasonable services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of a CEO, consistent with the bylaws of the Company and as required by the Board.  Executive will be the highest ranking executive officer of the Company, with the full powers, responsibilities and authorities customary for the chief executive officer of corporation of the size, type and nature of the Company, together with such powers authorities and responsibilities as may reasonably be assigned to him by the Board.

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1.4Location.  Executive’s primary work location shall be the Company’s office in Longmont, Colorado; provided, however, that the Company may require Executive to travel temporarily to other locations in connection with the Company’s business.

1.5Board Membership.  Executive will continue to serve as a member of the Board until the next Annual Meeting of Stockholders. Thereafter, his service on the Board will be subject to the same scrutiny by the Nominating and Governance Committee (the “Nominating Committee”) as all other director nominee candidates. Executive’s service as a member of the Board will be further subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, unless otherwise agreed to by the Board, Executive will be deemed to have resigned from the Board (and any boards of the Company’s subsidiaries) voluntarily, without any further required action by Executive, as of the end of Executive’s employment. For so long as Executive remains an employee of the Company, he will not be additionally compensated for his services as a member of the Board.

1.6At-Will Employment.  Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment.  Executive and the Company acknowledge that this employment relationship may be terminated at any time, with or without Cause (as defined below) or advance notice.

2.	Loyal and Conscientious Performance.

2.1Loyalty.  Except as expressly provided herein, during Executive’s employment by the Company Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement.

2.2Non-Company Business.  While employed by the Company, Executive shall not, without the Board’s prior written consent, (i) render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of Executive’s duties under this Agreement, or (ii) directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate or engage in any activity or other business competitive with the Company’s business.  Notwithstanding the foregoing, Executive may, however, serve as a member of the board of directors of other companies or organizations provided that Executive notifies the Board in advance of commencing any such membership and the Board determines that such membership does not conflict with Executive’s obligations to the Company. Executive shall not invest in any company or business which competes in any manner with the Company; provided, that, Executive may, without violating this section, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in competition with the Company if (i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by Executive represents less than two percent of the total number of shares of such corporation’s outstanding capital stock, and (iii) Executive is not otherwise associated directly or indirectly with such corporation or with any affiliate of such corporation. Notwithstanding the foregoing, it is understood and agreed, and shall constitute the Company’s prior written consent thereto, that Executive shall continue to serve as a member of the Board of Directors for The Industrial

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Laboratories Company, Inc. and will continue to maintain his role in his personal investments in Colorado Financial Holdings LLC, which is not competitive with the Company.

3.	Compensation Of Executive.

3.1Base Salary.  The Company shall continue to pay Executive a base salary at the annualized rate of $525,000 per year (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular bi-weekly payments or otherwise in accordance with Company policy.  Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2Target Cash Bonus. Executive is eligible to earn a target cash bonus of 75% of Executive’s Base Salary (the “Target Cash Bonus”) for each fiscal year; provided, however, that any Target Cash Bonus actually paid to Executive shall not exceed 100% of Executive’s Base Salary, except as provided in Section 5.4 below.  The exact amount of the Target Cash Bonus shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole and absolute discretion based on achievement of personal and Company target goals that are mutually agreed upon by the Compensation Committee and Executive each fiscal year.  The amount of any Target Cash Bonus and the target goals will be subject to review annually, and such changes shall not require an amendment to this Agreement; provided, however, that any such changes are documented in a resolution duly adopted by the Compensation Committee. The Target Cash Bonus, if any, will accrue and be paid on such date as determined by the Board or Compensation Committee, subject to Executive’s continued service through such date.

3.3Target RSU Bonus.  Executive is eligible to earn a restricted stock unit award (the “RSU Bonus”) with a target cash value of $210,000 for each fiscal year (such target amount, the “Target RSU Bonus”); provided, however, that the maximum cash value of any such RSU Bonus shall not exceed $315,000, except as provided in Section 5.4 below.  The exact amount of the RSU Bonus shall be determined by the Compensation Committee in its sole and absolute discretion based on achievement of personal and Company target goals that are mutually agreed upon by the Compensation Committee and Executive each fiscal year.  The amount of any RSU Bonus and the target goals will be subject to review annually, and such changes shall not require an amendment to this Agreement; provided, however, that any such changes are documented in a resolution duly adopted by the Compensation Committee. The RSU Bonus, if any, will accrue and be paid on such date as determined by the Board or Compensation Committee, subject to Executive’s continued service through such date.  The RSU Bonus will be governed by and subject to the terms and conditions set forth in the Company’s 2019 Equity Incentive Plan (“Plan”) and related restricted stock unit agreement, which Executive will be required to execute. Except as otherwise expressly provided in this Agreement, the shares subject to the RSU Bonus shall vest quarterly over a three-year period, subject to Executive’s Continuous Service (as defined in the Plan) as of each such vesting date.  The RSU Bonus shall be assignable to family foundations or other entities at the discretion of the Executive for estate planning purposes, provided that any such assignment must comply with the terms of the Plan (or its successor) and Form S-8.

3.4Target Stock Option Bonus.  In the discretion of the Compensation Committee, Executive is eligible to earn a stock option award (the “Stock Option Bonus”) with a

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target cash value (based on the Black-Scholes valuation model and related assumptions used by the Company for financial accounting purposes) of $600,000 for each fiscal year (such target amount, the “Target Stock Option Bonus”); provided, however, that the maximum cash value of any such Stock Option Bonus shall not exceed $1,000,000, except as provided in Section 5.4 below.  The exact amount of the Stock Option Bonus shall be determined by the Compensation Committee in its sole and absolute discretion.  The Stock Option Bonus, if any, will be paid on such date as determined by the Board or Compensation Committee, subject to Executive’s continued service through such date.  The Stock Option Bonus will be governed by and subject to the terms and conditions set forth in the Plan and related form of stock option agreement, which Executive will be required to execute. Except as otherwise expressly provided in this Agreement, the shares subject to the Stock Option Bonus shall vest quarterly over a three-year period, subject to Executive’s Continuous Service (as defined in the Plan) as of each such vesting date. The Target Stock Option Bonus shall be assignable to family foundations or other entities at the discretion of the Executive for estate planning purposes, provided that any such assignment must comply with the terms of the Plan (or its successor) and Form S-8.

3.5Other Equity Compensation.  Executive shall be eligible to participate in the Company’s equity incentive plans, as in effect from time to time, and shall be considered for such additional grants and awards at such times and in such amounts as shall be deemed appropriate by the Compensation Committee, in its sole and absolute discretion.

3.6Employment Taxes. All of Executive’s compensation and payments under this Agreement shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.7Benefits.  Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees.

3.8Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.  Such reimbursement shall include business class air travel for all flights in excess of four hours.

3.9Reimbursement of Legal Fees.  The Company agrees to reimburse Executive for attorneys’ fees and costs incurred and paid in the review of this Agreement, up to a maximum of $5,000 (such amount to be paid upon submission to the Company of an itemized statement for services rendered).

3.10Compensation Review.  All components of Executive’s compensation shall be regularly reviewed by the Compensation Committee in order to ensure that Executive’s compensation is aligned with the executive compensation policies and guidelines established by the Compensation Committee and discussed in the Company’s Compensation Disclosure and Analysis (or similar discussion) in its Annual Reports on Form 10-K.

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3.11Stock Ownership Guidelines.  Executive shall be subject to, and shall comply with, the Company’s stock ownership guidelines, including compliance with its Insider Trading Policy, and Section 16 of the Securities Exchange Act of 1934, as amended.

4.	Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

4.1Cause. “Cause” for the Company to terminate Executive’s employment hereunder means the occurrence of any of the following events:  (i) Executive’s commission of any felony or any crime involving fraud or dishonesty under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or material act of dishonesty against the Company; (iii) Executive’s intentional, material violation of any material contract or material agreement between Executive and the Company (including this Agreement and/or the PIICA (as defined below)) or of any statutory duty owed to the Company that is not cured within thirty days following the issuance of written notice from the Company to the Executive reasonably explaining the basis for the Company’s conclusion that said violation has occurred, provided that notice and opportunity to cure shall not apply where the violation is not reasonably susceptible of cure; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) Executive’s gross misconduct relating to the business affairs of the Company.  Executive’s termination will not be considered for Cause unless it is approved by a majority vote of the members of the Board or an independent committee thereof. It is understood that good faith decisions of Executive relating to the conduct of the Company’s business or the Company’s business strategy will not constitute “Cause.”

4.2Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of any one or more of the following events: (i) any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities (other than in connection with a transaction involving the issuance of securities by the Company the principal purpose of which is to raise capital for the Company); (ii) there is consummated a merger, consolidation or similar transaction to which the Company is a party and the stockholders of the Company immediately prior thereto do not own outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity immediately following such merger, consolidation or similar transaction or more than 50% of the combined outstanding voting power of the parent of the surviving entity immediately following such merger, consolidation or similar transaction; or (iii) there is consummated a sale, lease exclusive license or other disposition of all or substantially all of the assets of the Company (and any of its subsidiaries), other than a sale, lease or other disposition of all or substantially all of the assets of the Company (and any of its subsidiaries) to an entity more than 50% of the combined voting power of which is owned immediately following such disposition by the stockholders of the Company immediately prior thereto.  For the avoidance of doubt, a reincorporation of the Company shall not be deemed a Change of Control.

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4.3“Change of Control Period” shall mean the time period commencing three months before the effective date of a Change of Control and ending on the date that is 12 months after the effective date of a Change of Control.

4.4“Date of Termination” shall mean the effective date of Executive’s termination of employment with the Company for any reason.

4.5Complete Disability. “Complete Disability” shall mean the inability of Executive to perform Executive’s duties under this Agreement because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force.  In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term Complete Disability shall mean the inability of Executive to perform Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines can be expected to result in death or expected to last for a continuous period of more than four months.  Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.  The Company shall act upon this Section in compliance with the Family Medical Leave Act (if applicable to the Company), the Americans with Disabilities Act (as amended), and applicable state and local laws.

4.6Good Reason. “Good Reason” for Executive to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events without Executive’s consent; provided however, that any resignation by Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) Executive gives the Company written notice of the intent to terminate for Good Reason within 90 days following the first occurrence of the condition(s) that Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within 30 days following receipt of the written notice (the “Cure Period”) of such condition(s) from Executive; and (iii) Executive actually resigns his employment within the first 15 days after expiration of the Cure Period:

4.6.1 a material breach of this Agreement by the Company;

4.6.2a material reduction (but not less than 10%) by the Company of Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time, unless such reduction is part of a reduction program equally applicable to other executive employees of the Company;

4.6.3a material reduction in Executive’s authority, duties or responsibilities;

4.6.4the Company relocates the facility that is Executive’s principal place of business with the Company to a location that requires an increase in Executive’s one-way driving distance by more than 50 miles; or

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4.6.5the failure of the Company to either nominate or elect Executive as a member of the Company’s Board of Directors.

4.7“Separation from Service” shall have the meaning set forth in Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder

4.8“Transaction Price” shall mean the per share consideration payable for the Company’s Common Stock in connection with a Change of Control.

5.	Compensation upon Termination.

5.1Death or Complete Disability.  If Executive’s employment with the Company is terminated as a result of Executive’s death or Complete Disability, Executive will be entitled to any (a) unpaid Base Salary and any Target Cash Bonus accrued and unpaid up to the Date of Termination, (b) pay for accrued but unused vacation, (c) any Target RSU Bonus accrued and unpaid up to the Date of Termination, (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive and under which he has a vested right (including any right that vests in connection with the termination of his employment), (e) unreimbursed business expenses to which Executive is entitled to reimbursement under the Company’s expense reimbursement policy, and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, as amended, the Company’s Amended and Restated Bylaws, as amended, this Agreement, or Executive’s separate indemnification agreement, as applicable, including any rights Executive may have under directors and officers insurance policies (items (a) through (f) collectively, the “Accrued Obligations”).

5.2With Cause or Without Good Reason.  If Executive’s employment with the Company is terminated at any time either by the Company for Cause or by Executive without Good Reason, the Company shall pay the Accrued Obligations, and the Company shall thereafter have no further obligations to Executive under this Agreement.

5.3Without Cause or for Good Reason Unrelated to a Change of Control. If (i) other than under the circumstances described in Section 5.4, Executive’s employment with the Company is terminated by the Company without Cause (other than as a result of Executive’s death or Complete Disability) or by Executive for Good Reason, (ii) such termination of employment constitutes a Separation from Service, and (iii) in either case Executive signs a separation agreement, including a comprehensive waiver and release of claims in such form as the Company may require (the “Release”) on or within the time period set forth therein, but in no event later than 45 days after the Date of Termination, and allows such Release to become effective in accordance with its terms (the date on which the Release becomes effective, the “Release Effective Date” and the foregoing provisions of this subsection (iii), the “Release Requirement”), and complies with the terms of this Agreement and his contractual and legal obligations to the Company, then Executive will receive the following benefits:

5.3.1Severance Payment.  Continuation of Executive’s Base Salary as in effect immediately before the Date of Termination for a period of 12 months (“Severance Payment”), subject to required payroll deductions and tax withholdings and payable in installments according to the Company’s regular payroll schedule beginning after the Release

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Effective Date. For the avoidance of doubt, the Severance Payment shall relate to the Base Salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the Date of Termination, and prior to any reduction in Base Salary that would permit Executive to voluntarily terminate employment for Good Reason;

5.3.2Target Cash Bonus.  A lump sum payment in an amount equal to the Target Cash Bonus for the fiscal year in which the Date of Termination occurs, less standard deductions and withholdings.  Such payment shall be made within ten (10) business days following the Release Effective Date;

5.3.3Equity Acceleration. Upon the Date of Termination, all of the outstanding stock options, restricted stock units, or other equity awards Executive holds with respect to the Company’s Common Stock shall accelerate and vest such that 100% of such equity awards shall be deemed vested and fully exercisable.  In addition, the exercise period for all outstanding stock options shall be extended to the remainder of their respective full term;

5.3.4COBRA Premiums.  If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for Executive’s eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the Date of Termination and ending 12 months after Date of Termination (the “COBRA Premium Period”); provided, however, that the Company’s provision of the COBRA Premium benefits will immediately cease if during the COBRA Premium Period Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination.  In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law  (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive or Executive’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, on the first day of each calendar month following the Date of Termination, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for Executive’s eligible dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period.  Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

5.4Termination Without Cause or Resignation for Good Reason During Change of Control Period. If at any time during the Change of Control Period, (i) Executive’s employment with the Company is terminated by the Company without Cause (other than as a result of Executive’s death or Complete Disability) or by Executive for Good Reason, (ii) such termination of employment constitutes a Separation from Service, and (iii) in either case Executive satisfies the Release Requirement and complies with the terms of this Agreement and his contractual and legal obligations to the Company, then Executive will receive the following severance benefits in lieu of (and not in addition to) the severance benefits described in Section 5.3 above:

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5.4.1Change of Control Severance Payment. Executive shall be eligible for a lump sum cash severance payment, to be made as soon as practicable following the Release Effective Date and subject to required payroll deductions and tax withholdings (the “Change of Control Severance Payment”), in an amount equal to (i) (x) 24 months of Executive’s Base Salary as in effect immediately before the Date of Termination, plus (y) an amount equal to twice the Target Cash Bonus for the fiscal year in which the Date of Termination occurs, plus (ii) an additional amount, if any, determined in accordance with, and subject to, the criteria set forth below:

Transaction Price	Payment
Below $6.00	•No payment.
$6.00 to $9.00 per share	•A cash payment equal to 200% of the combined dollar value of the Target RSU Bonus and the Target Stock Option Bonus.
$9.01 to $12.00 per share	•A cash payment equal to 250% of the combined dollar value of the Target RSU Bonus and the Target Stock Option Bonus.
Greater than $12.00 per share	•A cash payment equal to 300% of the combined dollar value of the Target RSU Bonus and the Target Stock Option Bonus.

For the avoidance of doubt, the Base Salary used in determining Executive’s Change of Control Severance Payment shall be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason.

5.4.2Change of Control COBRA Premiums.  If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for Executive’s eligible dependents, if applicable) (the “Change of Control COBRA Premiums”) for period of 24 months following the effective date of the Change of Control (the “Change of Control COBRA Premium Period”); provided, however, that such Change of Control COBRA Premium Period shall be extended to 36 months if the Transaction Price is greater than $10.00; and provided, further, that the Company’s provision of the Change of Control COBRA Premium benefits will immediately cease if during the Change of Control COBRA Premium Period Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination.  In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the Change of Control COBRA Premium Period, Executive must immediately notify the Company of such event.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the Change of Control COBRA Premiums without potentially incurring financial costs or penalties under applicable law  (including, without limitation, Section

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2716 of the Public Health Service Act), regardless of whether Executive or Executive’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable Change of Control COBRA Premiums for that month (including the amount of Change of Control COBRA Premiums for Executive’s eligible dependents), subject to applicable tax withholdings (such amount, the “CIC Special Cash Payment”), for the remainder of the COBRA Premium Period.  Executive may, but is not obligated to, use such CIC Special Cash Payments toward the cost of the Change of Control COBRA Premiums.

5.4.3Equity Acceleration. Upon the Date of Termination, all of the outstanding stock options, restricted stock units, or other equity awards Executive holds with respect to the Company’s Common Stock shall accelerate and vest such that 100% of such equity awards shall be deemed vested and fully exercisable.

5.5Termination by Mutual Agreement of the Parties. Executive’s employment pursuant to this Agreement may be terminated at any time upon mutual agreement, in writing, signed by both of the Parties.  Any such termination of employment shall have the consequences specified in such writing.

5.6Survival of Certain Provisions. Sections 5 (Compensation Upon Termination), 6 (Confidential and Proprietary Information; Trade Secrets), 7 (Indemnification), 8 (Assignment and Binding Effect), 9 (Choice of Law), 12 (Waiver), 13 (Severability), 14 (Interpretation; Construction), 15 (Representations and Warranties), 17 (Dispute Resolution; Arbitration Agreement), 18 (Advertising Waiver), 20 (Internal Revenue Code Section 409A), and 21 (Parachute Payments) shall survive the termination of this Agreement.

6.	Confidential And Proprietary Information.

6.1As a condition of employment, Executive shall execute and abide by the Company’s standard form of Proprietary Information, Invention and Confidentiality Agreement (the “PIICA”), attached hereto as Exhibit A.

7.	Indemnification.

Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Amended and Restated Bylaws and Articles of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than provided to any other Company executive officer or director.

8.	Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives.  Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be

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assignable by Executive.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

9.	Choice of Law.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Colorado.

10.	Integration.

This Agreement, including Exhibit A, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

11.	Amendment.

Except as otherwise provided for in this Agreement, this Agreement cannot be amended or modified except by a written agreement signed by Executive and the Chairman of the Board.

12.	Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

13.	Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

14.	Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and have consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement.  The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

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15.	Representations and Warranties.

Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.  Executive further represents and warrants that, as of the date he is executing this Agreement, he is not aware of any events or actions that have occurred prior to such date that would give rise to his resignation of employment for Good Reason (as defined and set forth below and in the Prior Agreement or any other agreement relating to his employment).

16.	Counterparts; Facsimile.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.  Facsimile signatures shall be treated the same as original signatures.

17.	Dispute Resolution; Arbitration Agreement.

17.1To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, the Parties agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment with the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Longmont, Colorado by JAMS, Inc. (“JAMS”) or its successors before a single arbitrator, under JAMS’ then applicable rules and procedures for employment disputes (which will be provided to Executive upon request); provided that the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  Executive and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law.  Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator.  Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator.  The Parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either of the Parties from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

17.2All claims, disputes, or causes of action under this Agreement, whether by Employee or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any

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form of representative or class proceeding. To the extent that the preceding sentences in this Section 17.2 are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

17.3Notwithstanding the foregoing, the Parties shall continue performing their respective obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

18.	Trade Secrets.

It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from Executive any such information.  Consistent with the foregoing, Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

19.	Advertising Waiver.

Executive agrees to permit the Company and/or its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during Executive’s employment by the Company (collectively, “Affiliates”), and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company and/or its Affiliates, appear.  Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.  The Company agrees that, following termination of Executive’s employment, it will not create any new such literature containing Executive’s name and/or pictures without Executive’s prior written consent.

20.	Internal Revenue Code Section 409A.

It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9) (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified Executive” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent

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delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Executive’s Separation from Service, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 20 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement.  No interest shall be due on any amounts so deferred.  If the Company determines that any severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the 60th day following the Separation from Service, regardless of when the Release actually becomes effective.  To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

21.	Parachute Payments.

21.1If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

21.2Notwithstanding any provision of Section 21.1 above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A

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as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

21.3Unless the Parties agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change of Control transaction shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 21.  The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

21.4If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 21.1 above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 21.1 above) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 21.1 above, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

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In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

S&W Seed Company

By: /s/  Mark J. Harvey

Mark J. Harvey

Chairman of the Board of Directors

Date:September 27, 2021

Executive

/s/  Mark W. Wong

Mark Wong

Date:September 27, 2021

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Exhibit A

Proprietary Information, Inventions and Confidentiality Agreement

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